/s/ Michael Ricci

Exhibit 23.4

Consent of RESPEC Company, LLC

RESPEC Company, LLC hereby consents to the filing and use by Alliance Resource Partners, L.P. (the "Partnership"), in connection with the Partnership's Annual Report on Form 10-K for the year ended December 31, 2021, and any amendments thereto, and to the incorporation by reference in the Partnership's Registration Statements on Forms S-8 (Nos. 333-165168 and 333-85258) and Form S-3ASR (333-263016) of the Technical Report Summaries prepared by us, dated July 2022. We hereby further consent to the use of our name in those filings and any amendments thereto.

RESPEC Company, LLC

By: /s/ Michael Ricci

Name: Michael Ricci

Title: Principal Engineer

Dated: August 26, 2022